Exhibit 99
POINT LISAS NITROGEN LIMITED
TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2005:

Balance Sheet	2

Statement of Income	3

Statement of Changes in Shareholders’ Equity	4

Statement of Cash Flows	5

Notes to Financial Statements	6 - 15

REPORT OF INDEPENDENT REGISTERED
    PUBLIC ACCOUNTING FIRM
To the Shareholders of
   Point Lisas Nitrogen Limited:
We have audited the accompanying balance sheets of Point Lisas Nitrogen Limited (the “Company”) as of December 31, 2005 and 2004 and the related statements of income, changes in shareholders’ equity and cash flows for the year ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (The United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Point Lisas Nitrogen Limited as of December 31, 2005 and 2004 and the results of its operations and cash flows for the year ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.
Deloitte & Touche
Nassau, Bahamas
February 6, 2006

POINT LISAS NITROGEN LIMITED
BALANCE SHEET
AS OF DECEMBER 31, 2005
(Expressed in thousands of United States dollars)

	2005	2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$35,168	$1,094
Restricted cash (Note 3)	—	24,144
Accounts receivable — affiliates (Note 4)	13,985	16,261
Accounts receivable — other	634	509
Inventories (Note 5)	13,925	11,129
Other current assets	1,440	1,701

Total current assets	65,152	54,838

NON-CURRENT ASSETS:
Property, plant and equipment (Note 6)	179,903	194,728
Other long-term assets (Note 7)	689	843
Deferred income tax asset (Note 8)	15,365	41,069

Total non-current assets	195,957	236,640

TOTAL	$261,109	$291,478

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$7,773	$6,505
Taxation payable	12,206	—
Other current liabilities	8,815	7,084

Total current liabilities	28,794	13,589
ADVANCES FROM SHAREHOLDERS (Note 9)	108,022	108,022

Total liabilities	136,816	121,611

SHAREHOLDERS’ EQUITY:
Capital, of no par value (Note 10)	9,854	9,854
Retained earnings	114,439	160,013

Total shareholders’ equity	124,293	169,867

TOTAL	$261,109	$291,478

The accompanying notes are an integral part of these financial statements.

POINT LISAS NITROGEN LIMITED
STATEMENT OF INCOME
YEAR ENDED DECEMBER 31, 2005
(Expressed in thousands of United States dollars)

2005
SALES
To affiliates (Note 11)	$167,287

COST AND EXPENSES:
Cost of sales	(86,143)
General and administration	(2,266)

Total cost and expenses	(88,409)

Operating income	78,878
Other income (Note 12)	831

Income before income taxes	79,709

Income taxes - current charge (Note 8)	(12,079)
- deferred income tax (Note 8)	(25,704)

Total income taxes	(37,783)

NET INCOME	$41,926

The accompanying notes are an integral part of these financial statements.

POINT LISAS NITROGEN LIMITED
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
YEAR ENDED DECEMBER 31, 2005
(Expressed in thousands of United States dollars)

		Retained
	Capital	Earnings	Total
Balance at December 31, 2004	$9,854	$160,013	$169,867
Net income	—	41,926	41,926
Less: dividends paid (Note 14)	—	(87,500)	(87,500)

Balance at December 31, 2005	$9,854	$114,439	$124,293

The accompanying notes are an integral part of these financial statements.

POINT LISAS NITROGEN LIMITED
STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2005
(Expressed in thousands of United States dollars)

2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$41,926
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	16,162
Amortization of deferred gain from capital spare parts pooling	(180)
Deferred income taxes	25,704

83,612
Changes in current assets and liabilities:
Accounts receivable	2,151
Inventories	(2,796)
Other current assets	261
Accounts payable	1,268
Taxation payable	12,206
Other current liabilities	1,731

Net cash from operating activities	98,433

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2,502)
Restricted cash	24,144
Proceeds from parts pool	1,499

Net cash from investing activities	23,141

CASH FLOWS FROM FINANCING ACTIVITY:
Dividend payments	(87,500)

NET INCREASE IN CASH AND CASH EQUIVALENTS	34,074

CASH AND CASH EQUIVALENTS (Note 2 (h)):
Beginning of year	1,094

End of year	$35,168

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Taxes paid	$412

The accompanying notes are an integral part of these financial statements.

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2005
(Expressed in thousands of United States dollars)
1.	ORGANIZATION AND OPERATIONS

Farmland MissChem Limited (FMCL) was incorporated in the Republic of Trinidad and Tobago in 1994 to own and operate an anhydrous ammonia plant in that country. The FMCL’s name was changed to Point Lisas Nitrogen Limited (the “Company”) on June 23, 2003. Up to May 6, 2003, Farmland Industries Inc. (FII) and Mississippi Chemical Corporation (MCC), corporations incorporated in the United States of America, were the ultimate parent companies each owning 50%. On May 7, 2003 the ownership interest of FII was acquired by Koch Mineral Services LLC, an entity organized in the United States of America. On December 21, 2004 Mississippi Chemical Corporation was acquired by Terra Industries, Inc., an entity organized in the United States of America.

Koch Nitrogen International Sárl (as assignee of FII) and Terra Mississippi Nitrogen, Inc. (as assignee of MCC) are contractually obligated to purchase 100% of the FMCL’s production for the period of 12 years commencing the commissioning date, under terms also described elsewhere herein.

As discussed in Note 15(a) the Company’s primary raw material is natural gas, which is purchased from the National Gas Company of Trinidad and Tobago under a 20-year “take or pay” contract dated October 18, 1996. Other principal components of cost of goods sold include water and power, which are currently available only from state monopolies in the Republic of Trinidad and Tobago, and certain catalysts which are available from multiple sources, except one critical catalyst which is available only via one supplier.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
a.	Reporting currency and basis of presentation - Substantially all costs incurred to build the Company’s operating facilities were incurred in US dollars. In addition, all sales are billed and collected in US dollars (except for labor and contract labor which is paid in TT$). On-going operating costs are incurred and paid in US dollars or are linked to the US dollar, and amounts due to and from shareholders are denominated in US dollars. Accordingly, the US dollar has been selected as the reporting and functional currency for the financial statements, which have been prepared in accordance with generally accepted accounting principles of the United States of America. Substantially all items of property, plant and equipment and other long-term assets are located in the Republic of Trinidad and Tobago.

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2005
(Expressed in thousands of United States dollars)
b.	Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles of the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, the disclosure of contingent assets and liabilities at year end and the reported amounts of revenues and expenses during the year. Actual results may differ from those estimates.

c.	Income taxes - Deferred income tax assets are recorded based on the difference between the financial statement and income tax basis of assets using existing tax rates. Deferred tax expense is the change during the year in the deferred tax assets.

d.	Inventories - Inventories are stated at the lower of cost or net realizable value. Cost is determined using the following basis:
i.	Items purchased from third parties are valued at cost on the weighted average basis;

ii.	Finished goods using the first-in first-out method are valued at total production cost which includes all direct overheads.
e.	Property, plant and equipment - Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is provided for on the straight-line basis at varying rates sufficient to write off the cost of the assets over their estimated useful lives as follows:

Buildings and leasehold improvements	20 years
Plant and equipment	3 to 20 years
Other equipment	3 to 15 years
Interest costs attributable to major construction projects are capitalized in the appropriate asset account and amortized over the estimated useful life of the related asset.

The Company maintains spare parts at its production facility to minimize downtime in the event of a part failure. All parts that exceed a minimum value and are repairable are capitalized as operating equipment and depreciated over their estimated useful lives. Parts that do not exceed the minimum value or are not repairable are maintained as replacement parts and are included as inventory in the Company’s current assets. These replacement parts are expensed when installed in the facility.

Capital spares that belong to the spare parts pools are stated at cost less accumulated depreciation. Depreciation is provided for on a straight-line basis to write off the cost of the asset over their estimated useful lives.

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2005
(Expressed in thousands of United States dollars)
f.	Major maintenance costs (turnaround) - Major maintenance costs (turnaround) are expensed in the year in which the actual expenditure is incurred.

g.	Revenue recognition - Sales revenue is recognized when title transfers to the customer upon completion of loading the shipping vessel as evidenced by the bill of lading.

h.	Cash and cash equivalents - The Company considers investments in highly liquid debt instruments with an initial maturity of three months or less to be cash equivalents.
3.	RESTRICTED CASH

The Company entered into a Revenue Trust Agreement as a condition of a long-term loan. The Revenue Trust Agreement required that all revenues, as defined in the agreement and which included receipts for the sale of ammonia, be placed into an account administered by the Revenue Trust Agent. Access to funds was restricted under various conditions as described in Section 6 of the Revenue Trust Agreement. Consequent to the full repayment of the long-term loan, the Revenue Trust Agreement was terminated and control of all funds has reverted to the Company.

4.	ACCOUNTS RECEIVABLE — AFFILIATES

	2005	2004
Koch Nitrogen International Sárl	$—	$1,977
Terra Mississippi Nitrogen, Inc.	13,985	14,284

	$13,985	$16,261

5.	INVENTORIES

	2005	2004
Finished goods — ammonia	$8,406	$6,124
Spare parts	5,289	4,838
Chemicals	230	167

	$13,925	$11,129

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2005
(Expressed in thousands of United States dollars)
6.	PROPERTY, PLANT AND EQUIPMENT

	2005	2004
Building and leasehold improvements	$772	$758
Plant and equipment	286,119	286,443
Other equipment	3,171	2,962
Capital work in progress	1,667	471

	291,729	290,634
Less: accumulated depreciation and amortization	(112,753)	(96,876)

	178,976	193,758
Add: interest in capital spare parts pools (net)	927	970

	$179,903	$194,728

In April 2004 and January 2005, the Company entered into an arrangement with three other companies which own substantially similar ammonia plants in the Republic of Trinidad and Tobago for the pooling of certain capital spares. Under this agreement, the Company acquired a proportionate interest in spares that these companies owned and transferred a proportionate interest in its own spares to these other companies. These transfers were done at a fair value using an indexing procedure with reference to an industry authority. The surplus arising thereon is being deferred and recognized in the income statement over the remaining useful life of the spares. The deferred gain recognized by the Company in 2005 was $180.
7.	OTHER LONG-TERM ASSETS

Site lease premium	$406	$406
Lease option	—	110
Capital contribution	598	598
Other	34	34

	1,038	1,148
Less Accumulated amortization	(349)	(305)

	$689	$843

The site lease premium is being amortized over the term of the thirty year site lease. The capital contribution relating to the utility supply is being amortized over twenty years, the approximate life of the plant.

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2005
(Expressed in thousands of United States dollars)
8.	INCOME TAXES

2005
The effective tax rates differ from the statutory tax rate of 35% for the following reasons:
Expected income taxes	$27,898
Tax holiday	(5,830)
Adjustment (re: prior years tax)	15,548
Other	167

Taxation expense	$37,783

Tax payable on current year income	$11,912
Deferred income tax	25,704
Green fund levy	167

Taxation expense	$37,783

	2005	2004
Deferred income tax asset:
Property, plant and equipment	$8,937	$32,142
Deferred borrowing cost	6,428	8,927

	$15,365	$41,069

In accordance with the laws of The Republic of Trinidad and Tobago, the Company was granted exemptions from taxes on income from anhydrous ammonia and customs duties for the seven years commencing April 1, 1998. The Company elected not to record tax depreciation during the exemption period. Legislation passed in July 2005 and January 2006 made it mandatory for capital allowances to be claimed from January 1, 2005. These accounts have been adjusted to reflect the impact of the legislation on the Company’s income tax liability and its deferred tax asset.

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2005
(Expressed in thousands of United States dollars)
9.	ADVANCES FROM SHAREHOLDERS

	2005	2004
KNC Trinidad Limited	$54,011	$54,011
Terra Nitrogen Trinidad Limited	54,011	54,011

	$108,022	$108,022

Advances from shareholders are unsecured, interest free, and repayable as and when funds are available.

10.	SHAREHOLDERS’ EQUITY

	2005	2004
Capital:
Authorized:
Unlimited shares of no par value
Issued and fully paid:
60,000,002 ordinary share of no par value	$9,854	$9,854

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2005
(Expressed in thousands of United States dollars)
11.	SALES AND OTHER RELATED PARTIES TRANSACTIONS

The Company has entered into contracts for the sale of all of the Company’s production of anhydrous ammonia to FII and MCC for a period of twelve years commencing July 22, 1998. In July 1999, MCC assigned this obligation to one of its subsidiary companies, Mississippi Nitrogen, Inc. (re-named Terra Mississippi Nitrogen Inc.). On May 7, 2003, Koch Nitrogen International Sárl assumed all of the obligations of FII under the sales contract that arose after such date.

The selling price is calculated as the greater of the Ammonia Market Price less five percent (Adjusted Price) and the Ammonia Floor Price ($115 USD for the seven years beginning December 2003). The Company is required to maintain a cumulative total of the excess value between the Ammonia Floor Price and the Adjusted Price. When the Adjusted Price exceeds the Ammonia Floor Price by an amount greater than $10 USD, the buyer will pay the Ammonia Floor Price plus $10 USD for each metric ton until the cumulative balance is exhausted. At December 31, 2005 and 2004 the cumulative total of the excess amounted to $Nil and $Nil, respectively.

2005
Sales:
Terra Mississippi Nitrogen, Inc.	$87,303
Koch Nitrogen International Sárl	79,984

$167,287

12.	OTHER INCOME

Other income includes interest income received on the commercial bank accounts.

13.	PENSION BENEFITS

The Company maintains a defined contribution pension plan for all permanent employees where the Company contributes 8% (6% up to June 30, 2005) of an employee’s base pay to a deferred annuity naming each employee as the beneficiary. Contributions for the year amounted to $133.

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2005
(Expressed in thousands of United States dollars)
14.	DIVIDENDS

During the year by Board Resolution the following dividends were declared and paid.

		Amounts
		Declared
Date of Resolution	Shareholders of Record	and Paid
April 15, 2005	April 14, 2005	$45,000
July 29, 2005	July 29, 2005	17,500
October 27, 2005	October 31, 2005	25,000

		$87,500

15.	COMMITMENTS
a.	Natural gas supply

Under the terms of a 20-year “take or pay” contract the Company is required to purchase a maximum of 80% of the Annual Contract Quantity (ACQ) of gas in a 365 day year. The gas price is linked to an “Ammonia Reference Price” which escalates annually by 4% compounded in each subsequent twelve month period after the sixtieth month. The shortfall of natural gas below the ACQ must be purchased by the Company at the average annual price for the contract year. The payment for gas not taken can be recovered over the following five years by not paying for gas received in excess of 80% of the ACQ. Minimum commitments under this contract are as follows:

2006	$18,051
2007	18,772
2008	19,523
2009	20,304
2010	21,116
2011 to 2018	194,849

$292,615

Expenditure for the year amounted to $55,202.

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2005
(Expressed in thousands of United States dollars)
b.	Pipeline equipment

The Company has entered into an equipment lease agreement with the National Gas Company of Trinidad and Tobago Limited for the lease of certain pipeline equipment used to transport ammonia production to a port facility. This lease is for a period of twenty years commencing July 22, 1998. The annual lease payments are based on a calculation linked to the price of ammonia, and are only required if the market price exceeds the average of $170 USD per metric ton for the twelve month period commencing each July 22. Annual lease payments will not exceed $2,300 per annum. Expenditure for the year amounted to $2,300.

c.	Plant site

The Company has entered into lease agreements for the plant site and right of way for the common corridor to a port facility. These leases are for a period of thirty years which commenced October, 1996 and January, 1997 and carry an option to renew for a further thirty years.

Under the terms of the agreements, annual lease payments are as follows:

2006	$479
2007	498
2008	518
2009	538
2010	559
2011 to 2018	11,550

$14,142

Expenditure for the year amounted to $462.

From 2006, the lease commitments may increase or decrease based on the Consumer Price Index in the United States of America and the Index of Prices in The Republic of Trinidad and Tobago.
16.	CONTINGENT LIABILITIES

	2005	2004
Customs bonds	$245	$84

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2005
(Expressed in thousands of United States dollars)
17.	SUBSEQUENT EVENTS

By resolution of the Board of Directors on January 31, 2006 a dividend in the amount of $35,000 was declared to be paid at the earliest opportunity.

18.	FINANCIAL INSTRUMENTS

Short-term financial assets and liabilities

The carrying amount of short-term financial assets and liabilities comprising cash and cash equivalents, accounts receivable and accounts payable approximate their fair market values.
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